Exhibit 11.2
POLICY FOR DISCLOSING INFORMATION TO THE MARKET OF TELEFÔNICA BRASIL S.A.
1.Objective
1.1.This Policy for Disclosing Material Act or Fact and Securities Trading (“Policy”) of Telefônica Brasil S.A., prepared in accordance with RCVM 44 (as defined below) and best market practices, aims to establish (a) the practices of disclosure, use and preservation of confidentiality of Material acts or facts of the Company, establishing the obligations and mechanisms for their disclosure to the market by Related Persons (as defined below), in order to ensure investors the best possible symmetry in the dissemination of information; and (b) establish the conduct, Policys, restrictions and procedures that must be observed by Related Persons and Persons with Access to Material Information (as defined below) when trading the Company's Securities, in order to preserve the transparency of negotiations and prevent the misuse of material information not disclosed to the public.
1.2.The terms and expressions, when used in this Policy, will have the meaning below:
“Controlling Shareholder”: means the shareholder or group of shareholders that exercises Control of the Company, directly or indirectly.
“Administrator(s)”: means the members of the Board of Directors and the Company’s statutory board.
“Material Act or Fact”: means (a) any decision of the Controlling Shareholder, resolution of the general meeting or of the Company’s management bodies; or (b) any other act or fact of a political-administrative, technical, business or economic-financial nature occurring or related to its business that may have a considerable influence on: (i) the price of the Company's Securities; (ii) in investors' decision to buy, sell or hold the Company's Securities; and (iii) in the decision of investors to exercise any rights inherent to the condition of holder of the Company's Securities. Examples of potentially Material acts or facts are, among others, those set out in art. 2nd, sole paragraph, of RCVM 44.
“Stock Exchange”: means B3 S.A. – Brasil Bolsa Balcão, New York Stock Exchange – NYSE, as well as any other stock exchanges or organized over-the-counter markets in which the Company has securities admitted for negotiation, in Brazil or abroad.
“Company”: means Telefônica Brasil S.A.
“Fiscal Councilors”: means the members of the Company's fiscal council, members, and alternates.
“Board of Directors”: means the Company’s board of directors.
“Control”: means the power exercised by a person, whether natural or legal, or by a group of people linked by voting agreement, or under common control, who: (a) is the holder of partner rights that guarantee him, on a permanent basis, the majority of votes in the deliberations of the general meeting and the power to elect the majority of the company's directors; and (b) effectively uses its power to direct social activities and guide the functioning of the Company's bodies.
“CVM”: means the Brazilian Securities and Exchange Commission.

“Investor Relations Director”: means the Company's statutory director responsible for providing information to the investing public and the competent authorities, as well as for keeping the Company's registration as a publicly-held company updated.
“Former administrator”: means the Administrator who ceases to be part of the Company’s management.
“RCVM 44”: means CVM Resolution No. 44, of August 23, 2021.
“Material Information”: means any Material Act or Fact relating to the Company, which has not yet been disclosed to regulatory bodies, the Stock Exchange and, simultaneously, to shareholders and the investing public in general.
“Material Negotiation”: means the business or set of businesses through which the direct or indirect participation of the Controlling Shareholder, direct or indirect, of the shareholder who elects a member of the Board of Directors or Fiscal Councilors, as well as any natural person or legal entity, or group of people, acting together or representing the same interest, exceeds, upwards or downwards, the levels of 5% (five percent), 10% (ten percent), 15% (fifteen percent), and so on, of the type or class of shares issued by the Company.
“Bodies with Technical or Advisory Functions”: means the Company's bodies, created by statutory provision, with technical functions or intended to advise the Administrators.
“Person with Access to Material Information”: means any person who, as a result of their position, function or position in the Company, its Controlling Company, its Controlled Companies or Affiliates, has access to any Material Information.
“Related Persons”: means the Company itself, its Controlling Shareholders, Administrators, Fiscal Councilors, and members of any Bodies with Technical or Advisory Functions.
“Connected Persons”: means, in relation to Related Persons: (i) the spouse of such person, who is not extraordinarily or judicially separated; (ii) the partner of such person; (iii) the dependent included in such person's annual income tax return; or (iv) any Company Controlled directly or indirectly by such person.
“Investment or Divestment Plan”: meaning the investment or divestment plan signed under the terms of RCVM 44.
“Policy”: means this Policy for Disclosure of Material Act or Fact and Securities Trading of Telefônica Brasil S.A.
“SEC”: means the United States Securities and Exchange Commission.
“Affiliated Companies”: means companies over which the Company has significant influence in the management, without having Control. For the purposes of this definition, “significant influence” is considered to be the power to participate in decisions on the financial, commercial and operational policies of the investee, assuming the existence of this influence when there is a participation of 20% or more of the capital voter.
“Controlled Companies”: means companies that are Controlled by the Company, directly or indirectly.

“Adhesion Term”: means the adhesion term contained in Annex I to this Policy.
“Company Securities”: means any shares, debentures, subscription bonuses, receipts and subscription rights, promissory notes, purchase or sale options, indices and derivatives of any kind, or any other securities or investment contracts collective that, by legal determination, are considered securities issued by the Company, or securities referenced to them.
2.Scope
2.1.The rules and procedures of this Policy must be observed by both Related Persons and Persons with Access to Material Information.
2.2.Related Persons and Persons with Access to Material Information must sign the respective Term of Adhesion contained in Annex I to this Policy and in the form of RCVM 44, in order to adhere to its terms, which must be filed at the Company's headquarters while the person maintains a relationship with them, and for at least five years, after their termination, highlighting that any omission in signing the Term of Adhesion does not exempt the Related Persons and Persons with Access the Material Information of the duty to observe the Policy, provided that such people have had access to its content.
2.3.The Company must maintain at its headquarters, at the disposal of the CVM, a list of the people who signed the Term of Adhesion and their respective qualifications, indicating position or function, address and Individual Taxpayer Registry number (CPF/MF) or National Registry number of Legal Entities (CNPJ), which will be continually updated by the Company. Whenever there are changes to their registration data, subscribers to the Adhesion Term must immediately notify the Company.
3.Responsibilities in Communication and Disclosure of Material Information
3.1.The Investor Relations Director's responsibilities are:
(a)disclose and communicate to the CVM, SEC, Stock Exchanges and the market in general, simultaneously and immediately after becoming aware, any Material Act or Fact occurring or related to the Company's business;
(b)ensure the broad and immediate dissemination of the Material Act or Fact, simultaneously on all Stock Exchanges where the Company's Securities are admitted for trading;
(c)provide additional clarifications regarding the communication and disclosure of the Material Act or Fact when required by the CVM, SEC or Stock Exchanges;
(d)in the event of a request for additional clarifications regarding the communication and disclosure of a Material Act or Fact by the CVM, SEC or Stock Exchanges, or if there is an atypical fluctuation in the quotation, price or quantity traded of the Company's Securities, inquire of the people with access to Material Information, who must immediately respond to the Investor Relations Director's request, with the aim of ascertaining whether they are aware of information that should be disclosed to the market and, if so, provide for its immediate disclosure;

(e)ensure that the disclosure of the Material Act or Fact precedes or is carried out simultaneously with the dissemination of information through any means of communication, including information to the press, or in meetings of class entities, investors, analysts or with the selected public, in the country or abroad; and
(f)send information received about possible Trading by Administrators and Related Persons, under the terms of Item 11 of this Policy, as well as any Material Trading, under the terms of Item 12 of this Policy, to the CVM and the Stock Exchanges.
3.2.Related Persons who may have access to Material Information must communicate such information to the Investor Relations Officer.
3.3.If the Related Persons observe the omission of the Investor Relations Officer in fulfilling his duty of communication and disclosure, including in the case of item 5.2, they will only be exempt from liability if they immediately communicate the Material Act or Fact to the CVM and the SEC, as per the case.
3.4.The communication referred to in item 3.3 is waived when there is evidence of knowledge of the Material Fact by the Investor Relations Director and the decision not to disclose the information, taken in compliance with this Disclosure Policy.
4.Disclosure
4.1.The Material Act or Fact must be sent to the CVM, SEC and Stock Exchange, through an electronic system available on the world wide web (Internet) and published simultaneously through at least 1 (one) news portal with a page on the world wide web, which provides, in a section available for free access, the information in its entirety; and (b) the availability of the respective information, in content at least identical to that sent to the CVM and the Stock Exchanges, on the world wide web (Internet), at https://ri.telefonica.com.br/en/.
4.1.1.Any change in the communication channels used by the Company must be preceded by (i) updating this Policy, if necessary; (ii) updating the Company's registration form; and (iii) disclosure of the change to be implemented, in the form previously used by the Company to disclose its Material Acts or Facts.
4.2.The disclosure and communication of a Material Act or Fact must be done objectively, clearly, and precisely, in language accessible to the investing public.
4.3.The disclosure of a Material Act or Fact must occur, whenever possible, before the beginning or after the end of business on the Stock Exchanges. If the Company's Securities are admitted to simultaneous trading in markets in different countries, the disclosure of the Material Act or Fact must be made, whenever possible, before the beginning or after the end of business in all countries, prevailing, in the case of incompatibility, the opening hours of the Brazilian market.

4.4.If it is imperative that the disclosure of a Material Act or Fact occurs during trading hours, the Investor Relations Director may, when communicating the Material Act or Fact, request, always simultaneously to national and foreign Stock Exchanges, the suspension of trading of the Company's Securities for the time necessary for the adequate dissemination of the respective information.
4.5.All communication of a Material Act or Fact must be translated into English, simultaneously with disclosure to the CVM, SEC and Stock Exchanges.
4.6.The Company is not obliged to comment on rumors or speculation arising in the market regarding it, except in extreme situations that imply an atypical fluctuation in the quotation, price or quantity traded of the Company's Securities.
4.7.In the event of an involuntary disclosure or leak of information relating to a Material Act or Fact, which has not yet been disclosed in Brazil or abroad, its immediate and simultaneous disclosure must be made.
4.8.Verification of the occurrence of Material Acts or Facts must always take into account: (i) their materiality in the context of the Company's activities and size, and not in isolation; (ii) the presence of the weighty influence criteria described in the definition of Material Act or Fact; (iii) the history of disclosure of Material information by the Company and not in the abstract, in order to avoid the trivialization of disclosures of Material Facts to the detriment of the quality of the market's analysis of the Company's perspectives.
4.9.When disclosing information that does not constitute a Material Act or Fact, other means of disclosure will be used, such as communications to the market, press releases or notices to shareholders, as applicable.
5.Exception to Immediate Disclosure
5.1.Material Information may, exceptionally, no longer be disclosed if the Controlling Shareholders or Administrators understand that its disclosure will put the Company's legitimate interests at risk, and the procedures established in this Policy must be adopted in order to guarantee the confidentiality of such information.
5.2.The Controlling Shareholders or Administrators must request the Investor Relations Director to immediately disclose Material Information kept confidential in the event that the information escapes control or if there is an unusual fluctuation in the quotation, price or quantity traded of the Company's Securities.
5.3.Whenever there is, on the part of those who are aware of Material Information kept confidential, doubts regarding the disclosure of the information, the matter may be submitted to the CVM, in the manner provided for in the applicable Policies.
5.3.1.If CVM decides to disclose the Material Information, it will determine the interested party or the Investor Relations Director, as the case may be, to immediately communicate it to the Stock Exchanges and disclose it in accordance with Item 4 above.

6.Secrecy
6.1.Related Persons and Persons with Access to Material Information must maintain confidentiality of Material Information to which they have privileged access, due to the position or position they occupy, until its disclosure to the market, as well as ensuring that subordinates and third parties of their trust also do so, responding jointly with them for non-compliance.
6.2.For the purpose of preserving the confidentiality referred to in Item 6.1 above, Related Persons and Persons with Access to Material Information must observe and ensure compliance with the following procedures, without prejudice to the adoption of other measures that prove appropriate in the face of each concrete situation:
(a)disclose the Material Information strictly to those people who absolutely need to know it;
(b)not discuss the Material Information or the Company's business in the presence of third parties who are not aware of it, even if it can be expected that said third party cannot intuit the meaning of the conversation;
(c)not discuss the Material Information in telephone conferences in which it is not possible to be sure who the people actually are participating in it;
(d)keep documents of any kind relating to the Material Information, including personal notes, in a physical or digital environment to which only people authorized to know the information have access;
(e)circulate Material Information internally only to people authorized to know the information, with an indication that it is confidential information; and
(f)without prejudice to the responsibility of the person transmitting the Material Information, require a third party external to the Company that needs access to the information to sign a confidentiality agreement and a commitment not to trade the Company's Securities using Material Information.
6.3.Whenever there is doubt regarding the consideration of certain information as Material Information, the Company's Investor Relations Officer must be contacted in order to resolve the doubt.
7.Negotiation Prohibitions
7.1.Except as otherwise provided in this Policy, Related Persons and Persons with Access to Material Information may not carry out, directly or indirectly, any type of trading with Company Securities in the following cases:
(i)when there is pending disclosure of a Material Act or Fact;
(ii)in the period of 15 (fifteen) days preceding the disclosure of Quarterly Information (ITR) and annual Standardized Financial Statements (DFP), and the period must be counted excluding the day of disclosure, however businesses with values securities can only be carried out on that day after said disclosure; and

(iii)when there is a determination by the Investor Relations Officer, even after the disclosure of a Material Act or Fact, as per Item 8 below.
7.1.1.The same prohibition provided for in Item 7.1(a) above applies:
(i)to anyone who has knowledge of Material Information, knowing that it is information that has not yet been disclosed to the market, especially those who have a commercial, professional or trust relationship with the Company, such as independent auditors, securities analysts, consultants and institutions that are part of the distribution system, and must also sign a confidentiality agreement and a commitment not to trade Securities using Material Information;
(ii)in relation to former administrators who leave the Company's management before the public disclosure of a business or event initiated during their management period, and for a period of 03 (three) months after their departure;
(iii)when there is an intention to promote incorporation, total or partial spin-off, merger, transformation or corporate reorganization involving the Company; and
7.1.2.The prohibitions on trading provided for in Items 7.1(a), 7.1.1(i), (ii) and (iii) will be in force until the disclosure of a Material Act or Fact in this regard, unless otherwise decided by the Investor Relations Director or if the trading of the Company's Securities may interfere with the Company's business conditions, to the detriment of the Company or its shareholders.
7.2.The prohibition on trading provided for in Item 7.1(a) above does not apply to the acquisition of shares issued by the Company that are held in treasury, through private negotiation, resulting from the exercise of a purchase option in accordance with a stock option granting plan purchase of shares approved at a general meeting, or when it involves granting shares to administrators, employees or service providers as part of remuneration previously approved at a general meeting.
7.2.1.The prohibition on trading provided for in Item 7.1(a) above also does not apply to subscriptions to new securities issued by the Company.
8.Prohibition of Trading as determined by the Investor Relations Director
8.1.Related Persons and Persons with Access to Material Information may not trade Company Securities on any date or period determined by the Investor Relations Officer.
8.2.The Investor Relations Officer may determine that the restriction on the trading of the Company's Securities will remain after the disclosure of a Material Act or Fact if he understands that the trading of the Company's Securities may cause harm to the Company or its shareholders.
8.3.For the purposes of this Item 8, Related Persons and Persons with Access to Material Information will receive a communication from the Investor Relations Director, or whoever he designates, informing the dates and/or periods in which Related Persons and Persons with Access to Material Information must refrain from trading Company Securities. The Investor Relations Director is not obliged to disclose the reason for the restriction, which will be treated confidentially by its recipients.

9.Prohibition on Indirect Trading
9.1.The prohibitions on trading the Company's Securities provided for in Item 7:
(a)they will apply both to negotiations carried out on the stock exchange and over-the- counter markets, whether organized or not, and to those carried out without the intervention of an institution that is part of the distribution system;
(b)extend to negotiations carried out directly and indirectly by the people referred to therein, whether such negotiations take place through a controlled company, or through third parties with whom a trust or share portfolio management contract is maintained; and
(c)will apply to trades carried out on your own behalf or on behalf of third parties.
9.2.Indirect negotiations are not considered to be those carried out by investment funds or clubs in which Related Persons and Persons with Access to Material Information are shareholders, provided that (i) the investment funds or investment clubs are not exclusive; (ii) the administrator's or manager's trading decisions cannot be influenced by the shareholders; and (iii) the persons in question do not participate in the administration, management or investment committee.
10.Investment or Divestment Plans
10.1.The prohibitions on trading established in this Policy do not apply to the Company, the Controlling Shareholder(s), or the Administrators when carrying out operations in accordance with the Investment or Divestment Plan approved under the terms of RCVM 44.
10.2.The Investment or Divestment Plan must be (i) formalized in writing before the Investor Relations Director; and (ii) monitored by the Company's board of directors or, by delegation thereof, by another statutory body, which is responsible for verifying, at least every six months, the adherence of the negotiations carried out to the formalized plan.
10.2.1.The Investment or Divestment Plan must also (i) be subject to verification, including with regard to its institution and the making of any changes to its content; (ii) establish, irrevocably and irreversibly, the dates or events and the values or quantities of business to be carried out by the participants; and (iii) provide a minimum period of 3 (three) months for the Investment or Divestment Plan, its eventual modifications and cancellation to take effect.
10.3.The Investment or Divestment Plan may provide for the trading of the Company's securities during the period referred to in item 7.1(b), provided that, in addition to observing the provisions of items 10.2 and 10.2.1, (i) the Company has approved schedule defining specific dates for the disclosure of quarterly accounting information and annual financial statements; and (ii) oblige its participants to revert to the Company any avoided losses or potential gains obtained in negotiations with securities issued by the company, resulting from any change in the disclosure dates of quarterly accounting information and annual financial statements, determined using reasonable criteria and capable of verification defined by the plan itself.

11.Information on Negotiations of Directors and Related Persons
11.1.The Administrators, Fiscal Councilors and members of Bodies with Technical or Advisory Functions of the Company must inform the Company of the ownership and trading of the Company's Securities, whether in their own name or in the name of Related Persons, as well as changes in these positions, including, in this case, operations involving rental of shares.
11.1.1.The communication referred to in item 11.1 must cover negotiations with derivatives or any other securities referenced in the Securities issued by the Company.
11.1.2.The investment, redemption and negotiation of shares in investment funds whose regulations provide that their share portfolio is composed exclusively of shares issued by the Company is equivalent to trading in Securities issued by the Company.
11.2.The communication containing the information provided for in §3 of article 11 of RCVM 44, in the form of Annex II of this Policy, must be forwarded to the Director of Investor Relations and, through him, to the CVM and the Stock Exchange.
11.3.Communication to the Company must be made (i) within 5 days after each transaction is carried out; and (ii) on the first business day after taking office. The Investor Relations Director, in turn, must inform the CVM and the Stock Exchanges within 10 days, after the end of the month in which changes to the positions held occur, or the month in which the position takes place. of the people mentioned above, or the month in which the communication provided for in item 11.4 occurs, individually and consolidated by the Company's body.
11.4.The people mentioned in item 11.1 must present, together with the communication provided for in item 11.3(ii), a list containing the name and registration number in the National Register of Legal Entities or in the Register of Individuals of Related Persons, and any change of such information must be communicated within a period of up to 15 (fifteen) days from the date of the change.
12.Information on Material Negotiations
12.1.The Controlling Shareholders, direct or indirect, and the shareholders who elect members of the Board of Directors or Fiscal Councilors, as well as any natural or legal person, considered individually or in a group representing the same interest, who carry out Material Negotiations must send the Company a communication immediately after said participation is achieved, containing the information provided for in article 12 of RCVM 44.
12.2.Except as provided in Item 12.3 below, the obligations set out in Item 12.1 above extend to the acquisition or sale of any rights over the Company's Securities, as well as the execution of any derivative financial instruments referenced in the Company's Securities, even without provision for physical settlement, including operations involving rental of shares.

12.3.In the cases provided for in Item 12.2 above, the following Policies must be observed:
(a)the Securities held and those referenced by physical settlement derivative financial instruments will be considered together for the purposes of verifying the percentages referred to in the definition of Material Trading;
(b)Securities referenced by derivative financial instruments with exclusively financial settlement expected will be computed independently of the Securities referred to in paragraph (a) of this Item 12.3 for the purpose of verifying the percentages referred to in the definition of Material Trading;
(c)the quantity of Securities referenced in derivative instruments that provide economic exposure to shares cannot be offset against the quantity of Securities referenced in derivative instruments that produce inverse economic effects; and
(d)the obligations set out in Item 12.1 above do not extend to structured operations certificates – COE, securities index funds and other derivative financial instruments in which less than 20% (twenty percent) of their return is determined by the return of the Company's Securities.
12.4.In cases where the acquisition results or has been carried out with the aim of changing the composition of Control or the administrative structure of the Company, as well as in cases where the acquisition generates the obligation to carry out a public offering, in accordance with applicable regulations, the acquirer must also promote the dissemination, at least, through the same communication channels usually adopted by the Company, of a notice containing the information provided for in items I to V of the caput art. 12 of RCVM 44, pursuant to art. 3rd, § 4th of this same RCVM.
13.General Provisions
13.1.The Investor Relations Director is responsible for verifying, upon the occurrence of a Material Act or Fact, adequate compliance with this Policy.
13.2.Without prejudice to the sanctions applicable under current legislation, to be applied by the competent authorities in case of violation of the terms and procedures established in this Policy, the Investor Relations Director may, after consultation with the appropriate internal areas of the Company, including, but not limited to, the human resources sector is not limited to taking additional disciplinary measures in relation to the offender.
13.3.The provisions of this Policy do not eliminate the responsibility, arising from legal and regulatory requirements, attributed to third parties not directly linked to the Company.
13.4.The Board of Directors may, at any time, promote changes to this Policy, which will be promptly communicated by the Investor Relations Director to Related Persons, Persons with Access to Material Information, the CVM, the SEC and the Stock Exchange, being applied to everyone on the date of notice of the changes. This Policy cannot be changed pending disclosure of a Material Act or Fact.

13.5.This Policy was approved at the 327th meeting of the Board of Directors, coming into force on December 14, 2017.
*.*.*
The last consolidated change to this Policy was approved at the 463rd meeting of the Board of Directors held on March 4, 2024.

Annex I
Term of Adhesion
By this instrument, [insert name and qualification], resident and domiciled at [address], registered in the Individual Taxpayer Registry of the Ministry of Finance (CPF) under number [insert number] and bearer of Identity Card RG nº [insert the number and issuing body], hereinafter referred to as simply “Declarant”, in the capacity of [indicate the position, function or relationship with the Company] of the Telefônica Brasil S.A., a publicly-held corporation with headquarters in São Paulo, State of São Paulo, at Av. Engenheiro Luiz Carlos Berrini, 1376, Bairro Cidade Monções, registered in the National Register of Legal Entities of the Ministry of Finance (CNPJ) under no. 02.558.157/0001- 62, hereinafter simply referred to as “Company”, hereby acknowledges receipt of a copy and fully adhere to the Policys contained in the Policy for Disclosure of Material Acts or Facts and Trading of Securities of Telefônica Brasil S.A., which governs the practices of disclosure, Material Acts or Facts and trading of Securities of the Company, under the terms of RCVM 44, obliging itself to always guide its actions in accordance with such Policys. The Declarant admits that this Term of Adhesion is signed digitally or electronically through the use of (i) the certification process made available by the Brazilian Public Key Infrastructure – ICP-Brazil, in accordance with paragraph 1 of article 10 of Provisional Measure No. 2,200-2, August 24, 2001; or (ii) any other means of proving the authorship and integrity of documents in electronic form, including those using certificates not issued by ICP-Brasil, which is admitted by the signatory as valid, in accordance with paragraph 2 of article 10 of the Measure Provisional No. 2,200-2, of August 24, 2001.
São Paulo, [day] of [month] of [year]
[insert the name of the Declarant]

Annex II
Trading Newsletter Template
INDIVIDUAL FORM
Negociação de Administradores e Pessoas Ligadas – Art. 11 – Resolução CVM nº 44/2021
On ..../ (month/year)
( ) only the following transactions with securities and derivatives occurred, in accordance with article 11 of CVM Resolution No. 44/2021.
( ) no operations were carried out with securities and derivatives, in accordance with article 11 of CVM Resolution No. 44/2021, and I have the following positions in securities and derivatives. Company Name:

Company Name:
Name:		CPF:
Qualification:
Opening Balance
Own Ownership
Security Value/ Derivative	Issuing Company (1)	Features of Titles (2)	Amount		% share
					Same Type/ Class		Total

Ownership of spouse and dependents Name and CPF:

Movements in the Month – detail each purchase or sale transaction that occurred in the month (day, quantity, price and volume)
Security/D erivative Value	Features of Titles (2)	Intermediate	Operation	Day	Amount	Price	Volume (R$) (3)

Security/Derivative Value	Issuing Company (1)	Features of Titles (2)	Amount		% share

Same Type/Class

(1)Telefônica Brasil S.A. and Subsidiaries and Controlling Companies, directly or indirectly, that are public companies.
(2)Issue/series, convertible, simple, terms, guarantees, type/class, etc.
(3)Quantity times price.